Exhibit 5.1

750 E. Pratt Street, Suite 900	Telephone 410-244-7400	www.venable.com
Baltimore, Maryland 21202	Facsimile 410-244-7742

June 29, 2011

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of (i) up to 5,500,000 shares (the “Plan Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company to be issued pursuant to the Company’s Second Amended and Restated 2004 Incentive Plan (the “Plan”), and (ii) up to 1,856,169 shares (the “Program Shares” and, together with the Plan Shares, the “Shares”) of Common Stock to be issued pursuant to the Company’s Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program (the “Program”), each covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). We did not participate in the drafting of the Plan or the Program.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, and the supplement thereto, in the form in which it was filed with the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Plan, the Program and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

Strategic Hotels & Resorts, Inc.

June 29, 2011

5. The Final Report of the Inspector of Election for the meeting of the stockholders of the Company held on May 19, 2011, approving the Plan, certified as of the date hereof by an officer of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. The Plan;

8. The Program;

9. The Value Creation Plan, adopted by the Company on August 27, 2009 (the “Value Plan”), in connection with the Amended and Restated Employment Agreement, dated as of August 27, 2009, between the Company and Laurence S. Geller;

10. A certificate executed by an officer of the Company, dated as of the date hereof; and

11. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Strategic Hotels & Resorts, Inc.

June 29, 2011

5. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. Each option, restricted stock unit, right or other security exercisable or exchangeable for a Plan Share will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, including any option agreement entered into in connection therewith, at the time of any exercise of such option, restricted stock unit, right or other security.

7. Each unit or other security exercisable or exchangeable for a Program Share will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Program, including any deferral election agreement entered into in connection therewith, at the time of any exercise of such unit or other security.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Plan Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Plan and the Resolutions, will be validly issued, fully paid and nonassessable.

3. The Program Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Program, the Value Plan and the Resolutions, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Strategic Hotels & Resorts, Inc.

June 29, 2011

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP